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                            NON-COMPETITION AGREEMENT


This Non-competition Agreement (this "Agreement") is made as of February 3, 1999, by and between Regis Corporation, a Minnesota corporation ("Regis"), and Florence F. Francis ("Francis").

                                    RECITALS

A. Concurrently with the execution and delivery of this Agreement, Regis is acquiring all of the outstanding shares (the "Shares") of common stock, par value $.10 per share, of The Barbers, Hairstyling for Men & Women, Inc. (the "Company") pursuant to the terms and conditions of an Agreement and Plan of Merger made as of January 25, 1999, (the "Merger Agreement").

B. Francis is presently the Chairman of the Board of Directors the Company, has been a member of the Board of Directors of the Company since 1989, is a major shareholder of the Company, and has directed public relations and franchisee relations for the Company since 1988.

C. It is of the utmost importance to the future business operations of Regis and the Company after the merger that Francis not enter into a competitive business.

                                    AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

2.       ACKNOWLEDGMENTS BY FRANCIS

Francis acknowledges that (a) she has occupied a position of trust and confidence with the Company prior to the date hereof and has become familiar with the following, any and all of which constitute confidential information of the Company, (collectively the "Confidential Information"): (i) any and all trade secrets concerning the business and affairs of the Company, product specifications, data, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs, methods and information of the Company and any other information, however documented, of the Company that is a trade secret; (ii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials) however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and
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other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing, (b) the business of the Company is international in scope, (c) its products and services are marketed throughout the World; (d) the Company competes with other businesses that are or could be located in any part of the World; (e) Regis has required that Francis make the covenants set forth in Sections 3 and 4 of this Agreement as a condition to the Merger Agreement; (f) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve the Company' business, and (g) the Company would be irreparably damaged if Francis were to breach the covenants set forth in Sections 3 and 4 of this Agreement.

3.       CONFIDENTIAL INFORMATION

Francis acknowledges and agrees that all Confidential Information known or obtained by Francis, whether before or after the date hereof, is the property of the Company. Therefore, Francis agrees that she will not, at any time, disclose to any unauthorized Persons or use for her own account or for the benefit of any third party any Confidential Information, whether Francis has such information in her memory or embodied in writing or other physical form, without Regis' written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Francis' fault or the fault of any other Person bound by a duty of confidentiality to Regis or the Company.

4.       NON-COMPETITION

As an inducement for Regis to enter into the Merger Agreement and the consideration to be paid under this Agreement, Francis agrees that:

         (a)   For a period of eight (8) years after the Closing:

               (i) Francis will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of Regis or the Company, anywhere in the World; provided, however, that the purchase or other shares acquisition and ownership by Francis of securities not aggregating more than 5% of the outstanding capital stock of any corporation listed on a national securities exchange or Nasdaq shall not constitute a breach of this Section 4(a).

               (ii) Francis will not, directly or indirectly, either for herself or any other Person, (A) induce or attempt to induce any employee of the Company or Regis to leave the employ of the Company or Regis, (B) in any way interfere with the relationship between the Company or Regis and any employee of the Company or Regis, or (C) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company or Regis to cease doing business with the Company or Regis, or in any way interfere with the relationship between any customer, supplier, licensee, or business


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         relation of the Company or Regis.

         (b) Francis will not, at any time during or after the eight year period, disparage Regis or the Company, or any of their shareholders, directors, officers, employees, or agents; provided, however, that nothing in this Section 4(b) shall prohibit Francis from testifying when legally compelled to do so or when required to enforce her rights under this Agreement or other Agreements between Francis and the Company or Regis, and no such testimony shall be deemed a breach hereunder.

5.       COMPENSATION

As consideration for the covenants in Section 4 of this Agreement, Regis will pay Francis the sum of Five Hundred Eighty Thousand and 00/100 Dollars ($580,000.00) over a period of five years, payable in equal and successive monthly installments of $9,666.67.

6.       REMEDIES

If Francis breaches the covenants set forth in Sections 3 or 4 of this Agreement, Regis will be entitled to the following remedies:

         (a)      Damages from Francis;

         (b) To discontinue payment of any and all amounts owing to Francis under Section 5 of this Agreement; and

         (c) In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Regis and would be an inadequate remedy for such breach.

         (d) The rights and remedies of the parties to this Agreement are cumulative and not alternative.

7.       SUCCESSORS AND ASSIGNS

This Agreement will be binding upon Regis and Francis and will inure to the benefit of Regis and its affiliates, successors and assigns and Francis and Francis' assigns, heirs and legal representatives.

8.       WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial


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exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.       GOVERNING LAW

This Agreement will be governed by the laws of the State of Minnesota without regard to conflicts of laws principles.

10.      JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Minnesota, County of Hennepin, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Minnesota, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.      SEVERABILITY

Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 4 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Francis.

12.      COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


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13.      NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

         To Florence F. Francis:

         Florence F. Francis
         c/o The Barbers, Hairstyling for Men & Women, Inc.
         300 Industrial Boulevard N.E.
         Minneapolis, MN  55413
         Facsimile No.: (612) 331-2821

         with a copy to:

         Thomas Martin, Esq.
         Dorsey & Whitney
         220 South Sixth Street
         Minneapolis, MN  55402
         Facsimile No.: (612) 340-2868

         To Regis Corporation:

         Regis Corporation
         7201 Metro Boulevard
         Minneapolis, MN  55439
         Attention:  President
         Facsimile No: (612) 947-7900

         With a copy to:

         Bert M. Gross, Esq.
         Regis Corporation
         7201 Metro Boulevard
         Minneapolis, MN  55439
         Facsimile No: (612) 947-7301


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         IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date first above written.

                                 REGIS CORPORATION

                                 By: /s/ Paul D. Finkelstein
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                                          Paul D. Finkelstein, President

                                 /s/ Florence F. Francis
                                 ---------------------------------------
                                 Florence F. Francis


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